Exhibit 10.3
December 17, 1999
Egbert Ratering
Chemin du Pain de
Sucre 06800 Cagnes
Sur Mer France
Dear Egbert:
Re: Employment agreement
Sutura Inc is pleased to confinn your appointment as Vice President European Operations and Managing Director of our Dutch company Sutura B.V., Beemdstraat 23.5653 MA Eindhoven. The Netherlands under the following general terms and conditions:
Position: Vice President Sutura European Operations and Managing Director Sutura B.Y. Reporting: In this position you will report directly to the CEO of Sutura Inc.
Job location: Your base will be the Netherlands or Belgium and you will be working out of our offices in Eindhoven. It is agreed that you will move from France to The Netherlands or Belgium within 6 months after November 1st
Scope of position: You will be responsible for overall management of Sutura’ s business in Europe in line with corporate guidelines and in close cooperation with our US organization. A£ part of the structure in Europe you will set up and staff direct sales companies in Germany and Holland and establish sales coverage through dealers in all other European and Middle Eastern countries.
Starting date: Your official starting date will be January 1st and will be for an indefinite period.
Remuneration: Your total remuneration will be Dfl210.000 per year to be paid in accordance with Dutch regulations but with the understanding that you will benefit from a split payroll according to a ruling of the Dutch Ministry of Finance dated May 29, 1995
Working hours: It is agreed that you will dedicate at least 3 days per week to Sutura and that you will be allowed to continue consulting for other medical device companies as long as these do not compete directly with Sutura’s business.
Car and travel allowance: You will be entitled to a car allowance of Dfl 2500 per month.
Health insurance: The company will contribute Df1 3000 per year towards your personal health insurance program.
Pension plan: The company will contribute Dfl lO.OOO per year to a personal pension plan that you will subscribe to.
17080 Newhope Street       Fountain Valley, California 92708      714.437.9801     Fax 714.437.9806

December 17, 1999

Expenses: The Company will compensate reasonable travel expenses backed up by receipts as well a telephone expenses based on invoices.
Taxation: It is hereby confirmed that the remuneration and all other benefits stated in this offer letter will be split and paid out separately, in a salary and cost allowance in according with the 35% ruling of the Dutch Ministry of Finance for expatriates dated May 29, 1995 DB95/I19M
This employment contract supersedes the Consultancy arrangement that has been in existence between the parties since January lst 1999.
If you are in agreement with the above than please sign the original of this employment offer and return it to our offices in Fountain Valley.
Sincerely,
/s/ Anthony Nobles
Anthony Nobles
CEO